RESTRICTED STOCK UNIT GRANT NOTICE

This Restricted Stock Unit Grant Notice (this “Grant Notice”) is executed and delivered this 30th day of December 2005 (the “Effective Date”), by HyperSpace Communications, Inc., a Colorado corporation (the “Company”) to Mike Adkins (“Grantee”).

R E C I T A L S

A.            The Company and Grantee entered into two Restricted Stock Unit Agreements dated July 25, 2005 under which Grantee was issued 283,046 restricted stock units (the “Existing Restricted Stock Units”) under the HyperSpace Communications, Inc. 2004 Equity Incentive Plan (the “Plan”).

B.             On December 1, 2005, the Company issued its Offer to Exchange Restricted Stock Units (the “Exchange Offer”) under which the Company offered to exchange the Existing Restricted Stock Units for an equal number of new restricted stock units (the “Replacement Restricted Stock Units).

C.             In response to the Exchange Offer, Grantee has provided the Company with an election to as amend and restate 283,046 Existing Restricted Stock Units into an equal number Replacement Restricted Stock Units. It is intended that the securities granted to Grantee hereunder be subject to the Plan.

D.             The board of directors of the Company (the “Board”) has authorized the granting of the Replacement Restricted Stock Units under the Plan to Grantee, pursuant to the terms set forth in the Exchange Offer and this Grant Notice.

E.             Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Plan.

GRANT

1.              Grant. The Company hereby grants to Grantee 283,046 Replacement Restricted Stock Units (the “Granted Units”), which are convertible into shares of Common Stock of the Company (the “Shares”), on the terms and subject to the conditions of this Grant Notice and the Plan.

2.	Vesting of Granted Units.

(a)              Vesting Schedule. 262,139 of the Granted Units are vested as of the date hereof. The remaining Granted Units will vest on July 25, 2006, subject to the forfeiture provisions of Section 2(b) below.

Any Granted Unit which is vested or shall vest in accordance with this Section 2(a) shall be a “Vested Unit.”

(b)              The Granted Units have or shall vest as set forth in Section 2(a) provided that, with respect to Granted Units that are not vested as of the date hereof, Grantee is employed by the Company, any of its subsidiaries or any business unit thereof or any successor thereto on the vesting date (i.e. July 25, 2006) ; provided, however, that in the event (i) Grantee’s employment is terminated by the Company or any of its subsidiaries without Good Cause (as defined below), (ii) by Grantee by reason of retirement, so long as Grantee is 65 years or older, or (iii) is terminated due to Grantee’s death or Disability (as defined below), the Granted Units shall continue to vest as if Grantee were still employed by the Company. Accordingly, subject to the foregoing, in the event that Grantee’s status as an employee with the Company, any of its subsidiaries or any business unit thereof ceases for whatever reason (other than as

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described in clauses (i)-(iii) in the preceding sentence), any Granted Units which, as of the date of such termination are not Vested Units, shall be deemed canceled and forfeited. Notwithstanding the foregoing, the Board, in its sole discretion, may determine that any Granted Units held by Grantee which, as of the date of termination are not Vested Units, shall be vested upon Grantee’s cessation of employment with the Company, any of its subsidiaries or any business unit thereof. (c) For purposes of Section 2(b),

(i)     “Disability” shall mean permanent and total disability within the meaning of Section 22(e)(3) of the Code.

(ii)    “Good Cause” shall mean with respect to the termination of Grantee’s employment by or other relationship with the Company, the occurrence of any one or more of the following events as determined by the Board in its sole discretion: (i) Grantee’s conviction of, or the entry of a pleading of guilty or nolo contendere by Grantee to, a felony or crime involving moral turpitude, (ii) Grantee’s material failure to perform Grantee’s duties required under Grantee’s employment by or other relationship to the Company (it being agreed that failure of the Company to achieve operating results or similar poor performance of the Company shall not, in and of itself, be deemed a failure to perform Grantee’s duties), material failure to comply with the Company’s standard policies and procedures generally applicable to persons in Grantee’s relation to the Company, or failure to comply with any provision of any agreement with respect to Grantee’s services, (iii) a willful act by Grantee as a result of which Grantee receives an improper personal benefit at the expense of the Company, (iv) an act of fraud or dishonesty committed by Grantee against the Company, or (v) any other misconduct by Grantee that is materially injurious to the business or reputation of the Company. For purposes of this definition, the term “Company” shall include any particular subsidiary, business unit or division of the Company with respect to which Grantee performs Grantee’s duties and any successor to any such subsidiary, business unit or division.

3.	Conversion of Vested Units; Issuance of Stock Certificates.

(a)               Vested Units shall automatically be converted into Shares on a one-for-one basis (subject to any adjustments required by Section 5 hereof) on the following schedule: (i) 50% on February 15, 2007, and (i) 50% on May 15, 2007; provided, however, that Vested Units will immediately convert to Shares upon the occurrence of a Company Transaction.

(b)               Upon conversion of any Vested Units into Shares, the Company shall issue in the name of Grantee duly executed certificates evidencing such Shares, which certificates shall be endorsed with the legends set forth in Section 4(b) below.

4.	Investment Intent; Legends.

(a)               None of the Granted Units or Shares or any beneficial interest therein shall be sold, transferred, assigned, pledged, encumbered or otherwise disposed of in any way (including, without limitation, by operation of law) unless and until (i) such Granted Units or Shares or such beneficial interest, as the case may be, proposed to be sold, transferred, assigned, pledged, encumbered or otherwise disposed of are registered pursuant to an effective registration statement filed with the Securities and Exchange Commission pursuant to the Act or (ii) if required by the Company, the Company shall have received an opinion, in form and substance satisfactory to the Company, from the Company’s legal counsel to the effect that the sale, transfer, assignment, pledge, encumbrance or other disposition of such Granted Units or Shares or such beneficial interest, as the case may be, does not require registration under the Act or any applicable state securities laws.

(b)               If at the time of issuance of the Shares (i) the Shares are not registered pursuant to an effective registration statement filed with the Securities and Exchange Commission pursuant to the Act or (ii) Grantee cannot provide the Company with an opinion, in form and substance satisfactory to the Company, from the Company’s legal counsel to the effect that the Shares do not require registration under the Act or any applicable state securities laws, each certificate or certificates representing the Shares

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shall have endorsed upon them a legend substantially as follows:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED EXCEPT IN COMPLIANCE WITH SUCH ACT AND ALL APPLICABLE STATE SECURITIES LAWS.”

(c)               Grantee understands and agrees that neither the Company nor any agent of the Company shall be under any obligation to recognize any transfer of any of the Granted Units or Shares if, in the opinion of counsel for the Company, such transfer would result in violation by the Company of any federal or state law with respect to the offering, issuance or sale of securities.

5.        Adjustments. Pursuant to Section 12 of the Plan, the number or kind of shares issuable upon conversion of Vested Units (as provided for in Section 2 hereof) is subject to adjustment in the event of certain stock splits, stock dividends, recapitalizations, reorganizations or similar capital adjustments and in connection with certain mergers, consolidations and asset sales.

6.        Compliance With Securities Law. Grantee agrees to cooperate with the Company in taking any and all action which may be deemed necessary or desirable to ensure such compliance including, without limitation, the entering into such written representations, warranties and agreements as the Company may reasonably request.

7.	Tax Consequences.

(a)               Issue, Transfer Taxes and Other Expenses. The Company shall pay any and all original issue and stock transfer taxes that may be imposed on the issuance of the Granted Units or the Shares, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

(b)               Withholding Taxes. It is understood by the parties hereto that the issuance of the Shares to Grantee may be deemed compensatory in purpose and in effect and that, as a result, Grantee may be obligated to advance to the Company amounts sufficient to pay withholding taxes in respect of such Shares at the time Grantee becomes subject to Federal and state income taxation with respect to the receipt of such Shares. In the event that such withholding tax obligations arise, the parties hereby agree that the Company shall have no obligation to pay such withholding taxes, that payment of such withholding taxes shall be the exclusive obligation of Grantee and that the Company shall be entitled to withhold amounts from other sources of compensation otherwise due to Grantee by the Company for purposes of satisfying such withholding taxes if and to the extent that such withholding taxes have not been otherwise paid or satisfied by Grantee in accordance with Section 10 of the Plan. Grantee agrees on his behalf, and on behalf of his successors and assigns, to indemnify the Company with respect to any withholding tax payment that the Company is required to make that arises from the issuance and/or sale of any of the Granted Units or Shares to Grantee.

8.        Relationship to Plan. The Granted Units are subject to and shall be governed by the terms of the Plan, the terms and provisions of which are hereby incorporated by reference; provided, however, that the definitions “Cause,” “Disability” and “Good Reason” contained in Section 2 of the Plan and Sections 13.1-13.3 and Section 14 of the Plan shall be inapplicable to the Granted Units and this Grant Notice. Subject to the foregoing, in the event of a conflict between any provision of this Grant Notice and the Plan, the terms of the Plan shall control. Grantee agrees to accept as binding, conclusive and final all decisions or interpretations of the Board (or any committee of the Board to which administration of the Plan may be delegated) upon any questions arising under the Plan.

9.        Rights as a Stockholder. Neither Grantee nor any legal representative, heir or legatee of Grantee shall have any rights as a stockholder with respect to any Units or any Shares until the date of the issuance of a stock certificate to Grantee or such representative, heir or legatee for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions or other rights for which the record date is prior to the date such stock certificate

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is issued, except as expressly provided in Section 12.1 through 12.6 of the Plan.

10.      No Rights to Existing Status. Nothing contained in this Grant Notice or in the Plan shall confer on Grantee any right to continue his or her existing status as a an employee of the Company or any of its subsidiaries or shall limit the ability of the Company or any of its subsidiaries to terminate, with or without cause, in its sole discretion, Grantee’s status as an employee of the Company or such subsidiary.

11.      Notices. Any notice under this Grant Notice shall be in writing and shall be deemed to have been duly given (i) on the date of personal service, (ii) on the third business day after mailing, if the document is mailed by registered mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by facsimile or other means of electronic transmission, with receipt confirmed. Any such notice shall be delivered or addressed (x) to Grantee at the address set forth below or at the most recent address specified by Grantee through written notice under this provision and (y) to the Company at the Company’s principal executive office. Failure to conform to the requirements of this Section shall not defeat the effectiveness of notice actually received by the addressee.

12.      Further Assurances. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Grant Notice.

13.      Amendment. This Grant Notice may only be amended by both the written Grant Notice of the Company and Grantee; provided, however, that this Grant Notice may be amended by the Company without the consent of Grantee solely to the extent necessary to comply with regulations issued by the Internal Revenue Service relating to Code Section 409A.

14.      Successors and Assigns. Except as otherwise expressly provided herein, the terms of this Grant Notice shall be binding upon and shall inure to the benefit of the heirs, successors and assigns of the parties and their heirs, successors and assigns.

15.      Severability. In the event any one or more of the provisions of this Grant Notice should be held invalid, illegal or unenforceable in any respect in any jurisdiction, such provision or provisions shall be automatically deemed amended, but only to the extent necessary to render such provision or provisions valid, legal and enforceable in such jurisdiction, and the validity, legality and enforceability of the remaining provisions of this Grant Notice shall not in any way be affected or impaired thereby.

16.      Entire Agreement. This Grant Notice, together with the Plan constitute the entire agreement between the parties hereto with respect to the subject matter of this Grant Notice and supersede all prior agreements, understandings and discussions, whether written or oral, with respect thereto.

17.      Governing Law. This Grant Notice shall be construed in accordance with and governed by the laws of the State of Colorado.

18.      Counterparts. This Grant Notice may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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The Company executed this Restricted Stock Unit Grant Notice as of the day and year first above written.

“THE COMPANY”

HYPERSPACE COMMUNICATIONS, INC.
By: /s/ John P Yeros
Title: Chief Executive Officer

Grantee Contact Information

Name: Mike Adkins

Address: 2814 W CHAMPAGNE DR
EAGLE, ID 83616

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